UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2005

Columbia Bancorp

(Exact Name of Registrant as Specified in Charter)

Maryland	000-24302	52-1545782
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7168 Columbia Gateway Drive Columbia, Maryland	21046
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code (410) 423-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On December 29, 2005, The Columbia Bank, a Maryland trust company (the “Bank”) and wholly-owned subsidiary of Columbia Bancorp, a Maryland corporation (the “Company”), entered into an agreement (the “Agreement”) with Robert W. Locke (the “Executive”), an Executive Vice President of the Bank, pursuant to which the Bank and the Executive agreed to terminate the Executive’s existing employment agreement, as amended, with the Bank. Following the termination of the Agreement, the Executive’s employment will continue on an at-will basis until such time as the Bank or the Executive shall terminate such employment.

Pursuant to the terms of the Agreement, the Bank will pay the Executive a one-time bonus (the “Retention Bonus”) which is payable to the Executive if (i) the Executive has not voluntarily terminated his employment with the Bank before March 1, 2006, or, if earlier, (ii) there shall occur a change in the ownership or effective control (a “Change in Control”) of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) while the Executive is employed with the Bank. Any Retention Bonus will be paid in two installments. The first installment will equal 50% of the Retention Bonus and will be paid to the Executive within 30 days after the earlier of (y) the date that the Change in Control occurs or (z) March 1, 2006. The second installment will equal 50% of the Retention Bonus and shall be paid to the Executive within 30 days after the first anniversary of the date the first installment is paid, but in no event later than March 15, 2007. Payment of the second installment is not contingent upon the Executive’s continued employment with the Bank through the payment date, but is contingent upon the Executive’s abiding by the confidentiality and trade secrets covenants set forth in the Agreement.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibits

None.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANCORP

/s/ John A. Scaldara, Jr.
Name:	John A. Scaldara, Jr.
Title:	President and Chief Operating Officer

Date: January 5, 2006

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